UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

LNB Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

AMG Investments, LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LNB Bancorp, Inc.
Solicitation Statement to Call a Special Meeting of Shareholders
By AMG Investments, LLC
Why You Were Sent This Solicitation Statement
AMG Investments, LLC is asking you to help AMG call a special meeting of shareholders of LNB Bancorp, Inc. AMG is a significant shareholder of LNB and is managed by Richard M. Osborne and Steven A. Calabrese.
We are sending this solicitation statement and the accompanying white request card to certain holders of LNB’s common stock. We seek to call the special meeting for the purpose of considering and voting upon the proposals described under “The Proposals” on page 3. At this time, we are only soliciting your request to call the special meeting. We are not currently seeking your proxy, consent or authorization for approval of any of our proposals. If the special meeting is called, we intend to send to all shareholders of record proxy materials relating to the proposals to be voted on at the special meeting.
For the special meeting to be held in accordance with Ohio law and LNB’s code of regulations, requests in favor of calling the special meeting must be executed by the holders of at least 25% of LNB’s outstanding shares. As of <statement date>, we own 564,905 shares of LNB’s common stock, representing approximately 7.7% of the outstanding shares.
This solicitation statement and the accompanying white request card are first being sent to certain of LNB’s shareholders on or about <mailing date>.
Requests should be delivered by <return date>, by fax or by mail (using the enclosed envelope), to D.F. King & Co., Inc., as described on the next page.
This solicitation is being made by AMG, and not on behalf of the current board of directors of LNB.
The request to call the special meeting is important. We urge you to sign, date and return the enclosed white request card as soon as possible.
IMPORTANT
If your LNB shares are registered in your own name, please sign, date and mail the enclosed white request card to D.F. King & Co., Inc. in the provided postage-paid envelope. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a white request card with respect to your shares and only upon receipt of specific instructions from you. Accordingly, you should contact the person responsible for your account and give instructions for a white request card to be signed representing your LNB shares. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of your instructions to AMG in care of D.F. King & Co. to the address below, so that we will be aware of all instructions given and can attempt to ensure that your instructions are followed. If you have any questions about executing or delivering your white request card or require assistance, please contact:
D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Shareholders call toll free: 800-549-6746
Banks and Brokers call collect: 212-269-5550
We Are Dissatisfied with LNB’s Performance and the Current Board of Directors
We are disappointed in LNB’s performance and believe it is imperative for management and the board of directors to take immediate steps to maximize shareholder value. The numbers speak for themselves. LNB’s net income has steadily decreased every year for several years. The trend continues in 2007 — net income for the first half of this year is down nearly 30% compared to last year. According to a recent survey of Ohio banks prepared by the respected investment banking firm Stifel Nicolaus, LNB compares poorly to other Ohio banks in a number of key performance indicators. With a return on average assets, or ROAA, of 0.52%, LNB ranks 38th of the 47 banks surveyed by Stifel Nicolaus, 36% below Ohio banks’ average ROAA. LNB’s return on average equity, or ROAE, of 6.32% ranks 33rd of the 47 banks surveyed, also well below average. LNB’s efficiency ratio, which is a ratio of expenses to revenue, ranks 36th of 46. Finally, LNB’s ratio of non-performing assets to assets is 1.53%, 38th of the 41 banks for which this information was available and 121.7% below the average. We are not satisfied with this level of performance. Are you?
We are also concerned about the relatively large amount of loans that LNB has outstanding to its officers and directors and their affiliates. At 2006 year-end the bank had outstanding loans to related parties of almost $25 million, representing nearly 4% of LNB’s net loan portfolio. We believe that this loan exposure to insiders is unusual for similarly situated banks.
LNB must formulate and implement a plan to improve its performance or consider strategic alternatives. In our opinion, based on the bank’s performance, the current board, with 13 members, has been unable to perform its role adequately. We believe that to operate effectively and efficiently the size of LNB’s board must be reduced to reflect the size of the company. In addition, we don’t believe directors should hide behind a classified board so that they are not accountable to shareholders every year. We feel the shareholders should be given the opportunity to right-size and declassify the board, remove many of the current directors and replace them with individuals with significant banking experience who are sensitive to shareholder concerns.
The Special Meeting
In connection with our solicitation of requests to call the special meeting, we are furnishing you with this solicitation statement and a form of request to enable you and other shareholders of LNB to call the special meeting. Pursuant to Section 1701.40(A)(3) of Ohio’s general corporation law and Article II, Section 2(a) of LNB’s amended and restated code of regulations, the special meeting may be called by the registered holders of at least 25% of LNB’s outstanding shares entitled to vote at the proposed special meeting. According to LNB’s June 30, 2007 Form 10-Q, there were 7,295,663 shares of common stock outstanding as of August 7, 2007, with each share entitled to one vote. Based on that number, requests from the holders of at least 1,823,196 shares of common stock would be required to call the special meeting. In order to minimize costs, we intend to solicit requests to call the special meeting only from large shareholders who, together with our 564,905 shares, hold at least 25% of LNB’s voting shares. The record date for determining the shareholders entitled to call the special meeting is <statement date>, the date of this solicitation statement. As of the date of this solicitation, AMG has not submitted a request to LNB to call the special meeting.
If we obtain the support of the holders of the requisite number of LNB’s shares, we will provide LNB with a written request to hold the special meeting. Under Ohio law, LNB will then be obligated to set the record date, place, date and time of the special meeting and send a notice of the meeting to the shareholders. We expect to coordinate with LNB to determine a mutually acceptable location and date for the meeting. If LNB does not cooperate and refuses to send the notice of the special meeting, we will be authorized to set the place and date of the meeting and notify the shareholders of the meeting.
Please complete, sign and return the enclosed white card by <return date>. Failure to sign and return the white request card will have the same effect as opposing the call of the special meeting.
The Proposals
If the special meeting is called, we intend to send to all shareholders of record proxy materials relating to the proposals to be voted on at the special meeting. At the special meeting, we will ask LNB’s shareholders to vote on the following proposals:
•	To amend LNB’s code of regulations to declassify the board of directors so that all directors are elected annually (LNB’s board is currently divided into three classes and directors serve for a term of three years);
•	To amend LNB’s code of regulations to reduce the number of directors to a maximum of nine and a minimum of three (LNB’s code currently provides for 15 directors);
•	To remove without cause all of LNB’s incumbent directors other than Daniel P. Batista, J. Martin Erbaugh and Lee C. Howley; and
•	To elect up to six of our nominees to LNB’s board to fill the newly created vacancies.
We expect to request, in any future proxy materials relating to the special meeting, authority to initiate and vote for proposals to recess or adjourn the meeting for any reason and oppose and vote against any proposal to recess or adjourn the meeting.
We do not currently anticipate additional proposals at the special meeting. Nevertheless, we reserve the right to either modify our proposals or cause additional proposals to be identified in the proxy materials for the meeting. We are not aware of any other proposals to be brought before LNB’s shareholders at the meeting.
Request Procedures
Pursuant to this solicitation statement, we are soliciting requests from certain of LNB’s shareholders to call the special meeting. By executing a request, a shareholder is designating the specified persons as the shareholder’s agents, and is authorizing the designated agents to call the special meeting, set the record date, place, date and time of the meeting, to give notice of the meeting and any adjournment, and to exercise all rights of the shareholders incidental to calling and convening the special meeting.
If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a request with respect to your shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and give him or her instructions for a white request card representing your shares to be signed. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of your instructions to AMG in care of D.F. King & Co. at the address or fax number listed in this solicitation statement so that AMG will be aware of all instructions given and can attempt to ensure that your instructions are followed.
Prior to the designated agents taking any action pursuant to the request to call the special meeting, you may revoke your request to call the meeting by delivering a written revocation to AMG in care of D. F. King & Co. at the address or fax number listed in this solicitation statement. Any revocation must clearly state that your request to call the meeting is no longer effective.
Prior to the designated agents taking any action pursuant to the request to call the meeting, you may also revoke your request to call the meeting by delivering a written revocation to the attention of the Corporate Secretary of LNB at 457 Broadway, Lorain, Ohio 44052. Any revocation must clearly state that your request to call the special meeting is no longer effective. If you decide to revoke your request to call the meeting by delivering a written revocation to LNB, we ask that you provide the original or a copy of your revocation to AMG in care of D.F. King & Co. at the address or fax number listed in this solicitation statement so that we will be aware of all revocations and can more accurately determine if and when sufficient requests to call the meeting have been received.
Our solicitation of requests to call the special meeting pursuant to this solicitation statement is not limited in time under Ohio law. Thus, we have the right to continue to solicit requests to call the special meeting for an unlimited period of time even after you have submitted your request. This may result in an extended period of time before the special meeting is called or we abandon the solicitation. During this period, facts and circumstances may change as compared to when you submitted your request to call the special meeting. However, we request that you deliver your request card to D.F. King & Co. at the address or fax number listed in this solicitation statement by <return date>. Of course, you may revoke your request to call the special meeting as described in the prior two paragraphs.
Solicitation of Requests; Expenses
We will bear the entire expense of preparing this solicitation statement and any other soliciting material and the soliciting of requests (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, accountants, public relations, transportation and litigation). Requests may be solicited by AMG, its members, agents or representatives by phone, fax, email, mail, or personal solicitation. We will ask banks, brokerage houses, and other custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of LNB shares that these institutions hold. We will reimburse these institutions for their reasonable out-of-pocket expenses.

We have retained D.F. King & Co., Inc. to assist us in the solicitation of requests at a fee estimated not to exceed $20,000 and the proxy solicitation, if any, in connection with the special meeting at a fee to be agreed upon by AMG and D.F. King. We will reimburse D.F. King for its reasonable out-of-pocket expenses. D.F. King will utilize approximately 25 persons in its solicitation efforts.
We estimate that our total expenditures relating to the solicitation of requests and the solicitation of proxies for approval of the proposals at the special meeting will be approximately $50,000 (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, accountants, public relations, transportation, and litigation). Total expenditures to date relating to these solicitations have been less than $1,000.
Certain Information Regarding the Participants
Each of AMG, Richard M. Osborne and Steven A. Calabrese may be deemed to be a “participant” in this solicitation. The address of AMG and the business address of Mr. Osborne is 8500 Station Street, Suite 113, Mentor, Ohio 44060. The business address of Mr. Calabrese is 1110 Euclid Avenue, Suite 300, Cleveland, Ohio 44115. The principal business of AMG is to acquire, hold, sell or otherwise invest in all types of securities and other instruments. Mr. Osborne’s principal occupation is president and chairman of the board of OsAir, Inc., a property developer and manufacturer of industrial gases for pipeline delivery. OsAir is located at 8500 Station Street, Suite 113, Mentor, Ohio 44060. Mr. Osborne is also chairman of the board, chief executive officer and a director of John D. Oil and Gas Company, an oil and gas exploration company located in Mentor, Ohio, and chairman of the board and a director of Energy West, Incorporated, a public utility company located in Great Falls, Montana, and Corning Natural Gas Corporation, a natural gas utility located in Corning, New York. Mr. Calabrese’s principal occupation is managing partner of Calabrese, Racek and Markos, Inc., a full-service commercial/industrial real estate firm that specializes in appraisal, construction and development located at 1110 Euclid Avenue, Suite 300, Cleveland, Ohio 44115. Mr. Calabrese is also a member of the board of directors of Energy West, Incorporated and John D. Oil and Gas Company.
Exhibit A lists certain information regarding ownership of LNB’s stock by AMG and transactions in shares made by AMG during the last two years. AMG beneficially owns 564,905 shares of LNB’s stock, or approximately 7.7% of the outstanding shares. AMG may, however, change or alter its investment strategy at any time to increase or decrease its holdings in LNB. The amount of funds expended by AMG to acquire the LNB shares it beneficially owns was $8,068,612 (excluding commissions). The source of funds for this consideration was a combination of working capital of AMG and margin debt from Wachovia Securities. Interest on the margin debt is computed at a select rate above the rate banks charge securities brokers, or call money rate, and is subject to change, without notice, if the call money rate changes. To the extent permitted by law, Wachovia has a lien on certain of AMG’s LNB shares.
Except as described in this solicitation statement, AMG is not now, nor has it been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of LNB (including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies).

There are no material proceedings to which AMG, Mr. Osborne or Mr. Calabrese or any of their associates is a party adverse to LNB or any of its subsidiaries or has a material interest adverse to LNB or any of its subsidiaries. Except as described in this solicitation statement, none of AMG, Mr. Osborne or Mr. Calabrese nor any of their associates has any interest in the matters to be voted upon at the special meeting, other than an interest, if any, as a shareholder of LNB.
Mr. Calabrese is the managing partner of Calabrese, Racek and Markos, Inc. (CRM), a full-service commercial/industrial real estate firm. CRM provides consulting and appraisal services for borrowers and banks throughout Northeast Ohio, including LNB. Mr. Calabrese believes the fees received by CRM from matters involving LNB are less than $25,000 annually. In addition, Mr. Calabrese and/or CRM are partners of and/or manage various limited partnerships, some of which may have obtained loans from LNB in the ordinary course of business. Mr. Calabrese assumes these loans would be on substantially the same terms LNB offers to other customers. Except as described in this solicitation statement, to the best knowledge of AMG, none of AMG, Mr. Osborne or Mr. Calabrese nor any of their associates (i) has engaged in or has a direct or indirect interest in any transaction or series of transactions since the beginning of LNB’s last fiscal year, or in any currently proposed transaction, to which LNB or any of its subsidiaries is a party where the amount involved was in excess of $120,000 and in which such person had, or will have, a direct or indirect material interest; (ii) has been indebted to LNB or any of its subsidiaries; (iii) has borrowed any funds for the purpose of acquiring or holding any securities of LNB, or is presently, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to either any securities of LNB, any future employment by LNB or its affiliates, or any future transaction to which LNB or any of its affiliates will or may be a party; (iv) has purchased or sold any securities of LNB within the past two years; or (v) is the direct or indirect beneficial or record owner of any securities of LNB or any parent or subsidiary of LNB.
We do not expect to receive any fees or other compensation as a result of this solicitation and the solicitation of proxies approving our proposals.
Other Matters
The principal executive offices of LNB are located at 457 Broadway, Lorain, Ohio 44052. Except as otherwise noted in this solicitation statement, the information concerning LNB has been taken from or is based upon documents and records on file with the SEC and other publicly-available information. Although we do not have any knowledge that would indicate that any statement contained in this solicitation statement based upon these documents and records is untrue, we do not take any responsibility for the accuracy or completeness of the information contained in these documents and records, or for any failure by LNB to disclose events that may affect the significance or accuracy of this information.
Exhibit B includes information regarding the security ownership of certain beneficial owners, directors and executive officers of LNB.
Your Support Is Important
We are seeking your support to call the special meeting. Please sign, date and mail the enclosed white request card in the provided postage-paid envelope by <return date>.

If your LNB shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can sign a request with respect to your shares. Accordingly, please contact the person responsible for your account and give him or her instructions for a request to be signed representing your shares.
Who to Call If You Have Questions
If you have any questions or require any assistance, please contact D.F. King & Co. at the following address and toll free telephone number:
D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Shareholders call toll free: 800-549-6746
Banks and Brokers call collect: 212-269-5550
Respectfully Submitted,
AMG Investments, LLC
By Richard M. Osborne and Steven A. Calabrese, Co-Managers
<statement date>

EXHIBIT A
Additional Information Regarding the Participants
The following table sets forth information regarding the holdings of LNB’s shares by AMG as of <statement date>.

	Shares Participant
	Holds or May Be
	Deemed to Hold
Participant and Address	Beneficially	Percent of Class[1]

AMG Investments, LLC	564,905	7.7%
8500 Station Street, Suite
113 Mentor, Ohio 44060
The following table sets forth purchases of shares by AMG during the past two years. AMG did not sell any common stock of LNB during the past two years.

		Approximate Per Share Price
Date	Number of Shares	(Excluding Commissions)
3/12/2007	200	$15.32
3/12/2007	15,000	$15.42
3/13/2007	700	$15.16
3/13/2007	2,500	$15.23
3/13/2007	1,400	$15.25
3/13/2007	100	$15.24
3/13/2007	6,900	$15.21
3/13/2007	2,200	$15.19
3/13/2007	25,300	$15.20
3/13/2007	200	$15.18
3/14/2007	100	$15.15
3/14/2007	1,400	$15.23
3/16/2007	9,000	$15.33
3/20/2007	3,500	$15.52
3/21/2007	2,800	$15.48
3/26/2007	350	$15.30
4/09/2007	700	$15.15
4/10/2007	300	$15.15
4/10/2007	1,000	$15.05
4/19/2007	100	$14.80
4/20/2007	1,000	$14.85
4/20/2007	802	$14.80
4/24/2007	2,000	$14.60

[1]	Based on the number of shares outstanding as reported in LNB’s Quarterly Report on Form 10-Q for the period ended June 30, 2007.

		Approximate Per Share Price
Date	Number of Shares	(Excluding Commissions)
4/24/2007	2,000	$14.55
4/24/2007	1,750	$14.50
4/26/2007	900	$14.36
5/07/2007	105,000	$14.11
5/07/2007	500	$13.95
5/08/2007	15,900	$14.10
5/09/2007	25,000	$14.10
5/09/2007	305,079	$14.03
6/12/2007	3,500	$15.00
6/14/2007	25,800	$15.15
6/18/2007	924	$15.05
6/18/2007	1,000	$15.15
A-II

EXHIBIT B
Security Ownership of Certain Beneficial Owners and Management
Except to the extent superseded by information contained in subsequent Schedule 13D and 13G and Form 3, 4 and 5 filings made with the SEC, and the updated number of shares reported in LNB’s Form 10-Q for the period ended June 30, 2007, the following table sets forth the beneficial ownership of LNB’s shares by each of LNB’s directors and named executive officers, each person known to LNB to be the beneficial owner of more than 5% of outstanding shares of LNB’s and the directors and executive officers as a group, as of January 31, 2007. While AMG does not have any knowledge that would indicate that any statement contained in this Exhibit B is untrue, AMG takes no responsibility for the accuracy or completeness of such information, or for any failure by LNB to disclose events that may affect the significance or accuracy of this information.

	Common
	Shares
	Beneficially		Percentage of
Name of Beneficial Owner	Owned(1)		Class
Daniel P. Batista	32,639		*
Robert M. Campana	18,590	(2)	*
Terry D. Goode	62,000	(3)	*
James R. Herrick	8,000	(4)	*
Lee C. Howley	15,650	(5)	*
James F. Kidd	82,530		1.28%
Daniel E. Klimas	25,000	(6)	*
David M. Koethe	15,748	(7)	*
Richard E. Lucas	63	(8)	*
Kevin C. Martin	0		*
Benjamin G. Norton	152,398	(9)	2.37%
Stanley G. Pijor	105,337	(10)	1.63%
Jeffrey F. Riddell	127,474	(11)	1.98%
John W. Schaeffer, M.D.	14,768	(12)	*
Eugene M. Sofranko	21,110	(13)	*
Frank A. Soltis	2,679	(14)	*
Terry M. White	7,717		*
Lawrence D. Wickter, Jr.	0		*
Donald F. Zwilling	2,990	(15)	*
All Directors and Executive Officers as a Group (22 in group)	695,226		10.79%

* Ownership is less than 1% of the class.

(1)	Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the common shares reported.

(2)	Includes 18,023 common shares subject to shared voting and investment power with his wife.

(3)	Includes 17,447 common shares subject to shared voting and investment power with his wife.

(4)	Includes 8,000 common shares held in his company’s 401(k) subject to shared voting and investment power.

(5)	Includes 12,650 common shares held by a partnership of which he is a partner and subject to shared voting and investment power.

(6)	Includes 20,000 common shares subject to options which are vested and exercisable.

(7)	Includes 400 common shares in his wife’s name with respect to which Mr. Koethe disclaims shared voting and investment power.

(8)	Effective March 9, 2007, Mr. Lucas resigned as Executive Vice President and Senior Retail Executive of the Corporation.

(9)	Includes 73,809 common shares held in his wife’s trust and subject to shared voting and investment power.

(10)	Includes 49,997 common shares held in his wife’s name and subject to shared voting and investment power.

(11)	Includes 44,378 common shares subject to shared voting and investment power with his wife and children. It also includes 31,663 held in a trust of which Mr. Riddell is a beneficiary.

(12)	Includes 6, 394 common shares in his wife’s name and subject to shared voting and investment power.

(13)	Includes 21,110 common shares held in joint name with affiliated companies and with his wife and subject to shared voting and investment power.

(14)	Includes 2,500 common shares subject to options which are vested and exercisable.

(15)	Includes 709 common shares held in his wife’s trust and subject to shared voting and investment power.
     As of January 31, 2007, no person was known by the Corporation to be the beneficial owner of more than 5% of the outstanding common shares of the Corporation, except as follows:

Name and Address of	Common Shares
Beneficial Owner	Beneficially Owned	Percent of Class
The Lorain National Bank
457 Broadway
Lorain Ohio 44052 (1)	475,534	7.38%

Bank Funds V, VI and VII, L.P.
208 S. LaSalle Street
Chicago, IL 60604 (2)	432,200	6.71%

(1)	These common shares are held in various fiduciary capacities in the ordinary course of business under numerous trust relationships by The Lorain National Bank. As fiduciary, The Lorain National Bank has sole power to dispose of 123,228 of these common shares, shared power to dispose of 352,306 of these common shares, sole power to vote 94,019 of these common shares, and shared power to vote -0- of these common shares, for a total of 475,534 of the outstanding common shares of the Corporation.

(2)	According to a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2007.
B-II

Request of Shareholders of LNB Bancorp, Inc.
Solicited By AMG Investments, LLC
To Call a Special Meeting of
Shareholders of LNB Bancorp, Inc.
The undersigned hereby appoints Richard M. Osborne and Steven A. Calabrese, or either one of them acting singly with full power of substitution, the proxies and agents of the undersigned, to (i) take all action necessary to call (but not to vote at) a special meeting of the shareholders of LNB Bancorp, Inc., for the purpose of considering and voting upon the proposal as described in the Solicitation Statement to Call a Special Meeting of Shareholders by AMG Investments, LLC; and (ii) to exercise any and all other rights of each of the undersigned incidental to calling the special meeting.
NOTHING CONTAINED IN THIS INTRUMENT SHALL BE CONTRUED TO GRANT THE DESIGNATED PROXIES AND AGENTS THE RIGHT, POWER OR AUTHORITY TO VOTE ANY SHARES OWNED BY THE UNDERSIGNED AT THE SPECIAL MEETING.
The undersigned authorizes AMG, Richard M. Osborne and Steven A. Calabrese to collect and, if necessary, deliver this request to LNB, and to deliver any other information required in connection with this request.

Signature:

Print Name:

Signature (if held jointly):

Title:

Dated:

Please sign exactly as your shares are registered. When shares are held jointly, both holders should sign. If the signature is by attorney, executor, administrator, trustee or guardian, please give full title.
PLEASE ACT PROMPTLY
SIGN, DATE AND MAIL TODAY IN THE ENCLOSED ENVELOPE